Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

December 6, 2011

Hewlett-Packard Company

4.65% Global Notes due December 9, 2021

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service — under review for possible downgrade) / BBB+ (Standard & Poor’s) / A (Fitch Ratings)

Trade Date:	December 6, 2011

Settlement Date:	December 9, 2011

Maturity Date:	December 9, 2021

Aggregate Principal Amount Offered:	$1,500,000,000

Coupon:	4.650%

Price to Public (Issue Price):	99.707%

Benchmark:	UST 2.000% due November 15, 2021

Benchmark Yield:	2.087%

Spread to Benchmark:	+260 basis points

Re-offer Yield:	4.687%

Interest Payment Dates:	Semi-annually on June 9 and December 9 of each year, beginning on June 9, 2012

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +40 basis points

CUSIP:	428236 BV4

Denominations:	$2,000 × $1,000

Joint Bookrunners:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mizuho Securities USA Inc.

RBS Securities Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Goldman, Sachs & Co. toll free at 1-866-471-2526, (2) J.P. Morgan Securities LLC collect at 212-834-4533 or (3) Morgan Stanley & Co. LLC toll free at 1-866-718-1649.